Exhibit 10.1

[MONSTER WORLDWIDE LOGO]

2005

Management Incentive Plan

And

Performance Goals Under

The 1999 LTIP

I. Introduction

        We are pleased to present to you (i) the 2005 Management Incentive Plan (the "Plan") for eligible employees of Monster Worldwide, Inc. ("Monster") and its subsidiaries (Monster and its subsidiaries are collectively referred to as the "Monster Group") and (ii) individual performance goals for 2005 calendar year performance awards under Monster's 1999 Long Term Incentive Plan ("LTIP Plan"). We recognize that the Monster Group's success relies upon the hard work and commitment of its employees. You are entrusted with the responsibility of helping to ensure that our shareholders benefit from superior performance. Likewise, the Monster Group wants to help you share in this benefit. The Plan and LTIP Plan collectively offer you the opportunity to enhance your total compensation based on your individual contributions as well as the Monster Group's performance.

        These plans are our way of partnering with you to help achieve specific business results. The plans are designed to:

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  Align your individual efforts with the strategic goals of the Monster Group;

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  Link compensation to the business strategy;

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  Offer you the opportunity to earn substantial rewards; and

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  Focus on increasing shareholder value.

        We look forward to working toward a mutually successful and prosperous future.

What Do You Need to Do?

        As soon as possible after the beginning of the year, it is your responsibility to meet with your manager to establish written individual performance objectives (MBOs) for use with the Plan only (and not the LTIP Plan). To help maximize your bonus opportunity under the Plan, you should focus on maximizing your achievement relative to these individual performance objectives. Individual objectives under the Plan should include a customer satisfaction and team based goal. Attainment of the performance objectives will be one of the components used by management in its determination of the individual performance multiplier used under the Plan. Performance objectives under the Plan may also be amended or revised from time to time in the sole discretion of management. As outlined in the remainder of this document, your individual performance in conjunction with the financial performance your business unit will help determine any actual award under the Plan.

        The LTIP Plan is not part of the Plan. Under the LTIP Plan, you would be entitled to receive a bonus on the terms and conditions set forth on Appendix A hereto only upon the attainment of certain specified EPS Goals (as defined in Appendix A), provided, however that the Compensation Committee of Monster's Board of Directors (the "Compensation Committee") may in its sole and absolute discretion reduce the amount otherwise payable to you under the LTIP Plan. You should not read into the LTIP Plan any suggestion that the Compensation Committee will not exercise its ability to reduce, substantially reduce or even eliminate the amount otherwise payable to you under the LTIP Plan. Unless otherwise expressly provided below, the balance of this document only deals with the Management Incentive Plan and does not in any way affect the operation of the LTIP Plan.

II.    Plan Design

        Subject to the terms and condition of the Plan, you are eligible to receive an annual bonus, according to the following parameters:

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  Your target incentive is                          .

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  The bonus can be greater than, less than, or equal to your target incentive.

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  The target incentive is divided into financial performance components and performance (MBO) components. The weighting applied to each target may vary depending business and job related factors. The financial targets and goals for 2005 will be established and communicated to you no later than April 30, 2005, and such goals may be adjusted from time to time by management as provided below.

III.    Plan Administration

A. Payment Timing and Conditions/Payroll Deductions

        Any payments under the Plan are due and payable by the end of the first quarter 2006. Notwithstanding anything to the contrary in this Plan or otherwise, no individual will be entitled to any payments under the Plan unless that individual meets each of the following conditions:

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  Is a full-time employee of a Monster Group company on the date bonus payments are scheduled to be made, regardless of whether any termination of employment prior to that date is voluntary or involuntary or the reasons (or lack of reasons) therefore;

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  Has returned a signed and dated copy of the signature page of the Plan to a divisional HR Director no later than April 30, 2005

        The Plan and the LTIP Plan are intended to be a retention tool designed primarily to give payments to those that are actively employed and therefore exempt from the requirements of ERISA.

        Any amount payable under the Plan or the LTIP Plan shall be reduced by applicable withholding taxes, normal payroll deductions (including but not limited to 401(k) plan deductions) and amounts required by law to be withheld. In the event of any overpayment under the Plan, you agree to promptly reimburse the Monster Group.

B. Management Determinations

        Management will have the sole power and authority to interpret, apply and adjust provisions of the Plan in its sole and absolute discretion, and all decisions of management shall be final and binding. Such power and authority shall include, but not be limited to, calculation and determination of attainment of any component goals (financial and individual) and the power and authority to unilaterally terminate the Plan. Without limiting the foregoing, management may, but shall not be required to, in its sole discretion (i) amend or revise any and all component goals and (ii) amend or revise performance objectives. Component goal adjustments may be made, for example, in the event management deems it warranted as a result of an unforeseen event such as an acquisition.

C. Partial Year Adjustments

        The following chart summarizes how your participation in the Plan may be affected by certain changes during the Plan year. You must take steps to ensure you receive from management a written confirmation of the specific impact of any such changes at the time of such changes.

During the Plan year, what happens if You . . .

Transfer from one job to another within the Company?	Your eligibility for continued participation in the Plan will depend on your eligibility before and after your transfer. Please obtain written confirmation of the details of the Plan impact of transfer at the time of the transfer.
	•	If you transfer from one position to another within the same group or operating company, your participation will generally continue uninterrupted.
	•	If you transfer from a position that generally allows participation in the Plan to a position that generally allows participation in a different plan (or vice versa), your annual incentive award, if any, will typically be prorated between both Plans.
	•	If you transfer to a position in a different business unit that changes the performance measures used, your actual bonus, if any, will generally be based on the prorated time spent in each position.
Get promoted?	If you receive a promotion during the Plan year, new individual performance will generally be established to reflect your new position and your bonus will generally be prorated based on the number of months in the new position. Please obtain written confirmation of the Plan impact at the time of promotion.
Take a leave of absence?	If you take a leave of absence during the Plan year, you may be eligible for a bonus under the Plan, provided you return to work for at least one month within 13 weeks prior to the end of the Plan year. Your target bonus will generally be prorated based on your active period of employment during the Plan year. Please obtain written confirmation of the Plan impact prior to taking a leave of absence.

D. General

        Nothing in the Plan or the LTIP Plan gives any individual any right to continue in the service or employment of any Monster Group company nor does it interfere with the right of any Monster Group company to terminate or change such services or employment, it being understood that unless otherwise agreed to in writing by an authorized Monster Group executive officer any employment or service with any Monster Group company is "at will." Section headings in this document are for convenience only.

        Management reserves the right to modify the Plan in its sole and absolute discretion at any time and from time to time.

        Nothing in this Plan or the LTIP Plan is intended to provide any assurance as to the terms, conditions or existence of any plan relating to any period after December 31, 2005.

        This Plan and LTIP Plan (i) collectively constitute the sole and entire arrangement between you and any and all members of the Monster Group with respect to any and all incentive compensation (whether bonus, commission or otherwise) and supersedes any and all previous arrangements relating thereto, and (ii) may not be amended except pursuant to a written document executed on behalf of a member of the Monster Group by an authorized executive officer, it being understood that the LTIP Plan may not be amended or modified except by action of the Compensation Committee.

        I hereby acknowledge that I have received, read and understand the Plan and the LTIP Plan and by signing below I am agreeing to the terms and conditions of the Plan and the LTIP Plan.

EMPLOYEE:

Print Name:	BRIAN FARREY	Date